Exhibit 99.1

Page 1 of 2
FOR IMMEDIATE RELEASE
TRICO MARINE ANNOUNCES SUCCESSFUL COMPLETION OF
OUT-OF-COURT DEBT-TO-EQUITY RESTRUCTURING OF TRICO SUPPLY GROUP
—DeepOcean, CTC, and Trico Shipping Operations Will Continue In the Normal Course—
HOUSTON, TEXAS, May 13, 2011 — Trico Marine Services, Inc. (Pink Sheets: TRMAQ) (the “Company” or “Trico Marine”), today announced that it has successfully completed the out-of-court restructuring of its Trico Supply Group, which includes Trico Supply (“Trico Supply”), Trico Shipping AS (“Trico Shipping”), DeepOcean AS (“DeepOcean”), CTC Marine Projects Ltd. (“CTC”) and other subsidiaries In the out-of-court restructuring, $399,500,00 or 99.88%, of Trico Shipping’s 11 7/8% Senior Secured Notes due 2014, the Trico Supply Group’s working capital facility debt and intercompany claims and interests held by Trico Marine entities, will be equitized and the holders will proportionately share all the common stock (the “New Common Stock”) of DeepOcean Group Holding AS (“DeepOcean Holding”), a new Norwegian private limited company. DeepOcean Holding and its subsidiaries, including Trico Supply, Trico Shipping, DeepOcean , CTC and other subsidiaries (collectively, the “DeepOcean Group”), will no longer be subsidiaries of Trico Marine. The DeepOcean Group has commenced independent operations and will continue to operate these businesses in the normal course.
“We are pleased to have completed the out-of-court restructuring of DeepOcean Group,” said Richard A. Bachmann, Trico Marine’s Chairman of the Board of Directors, President and Chief Executive Officer. “Through this process and the separation of DeepOcean Group, we have significantly reduced DeepOcean Group’s total debt outstanding and improved its liquidity position. Furthermore, the out-of-court restructuring delivers value to the Company’s bankruptcy estate. I would like to thank DeepOcean Group’s customers, vendors and employees for their continued support through this process. We also continue to make positive progress in Trico Marine’s ongoing bankruptcy proceedings and we appreciate the continued support of our lenders and employees.”
The out of court restructuring of DeepOcean Group does not otherwise alter the Company’s pending bankruptcy proceeding before the United States Bankruptcy Court. The U.S. Bankruptcy Court with jurisdiction over the Company’s bankruptcy cases previously approved a settlement that compromises the intercompany claims and equity interests held by the Company in exchange for 5% of the new common stock of DeepOcean Group Holding AS and warrants to acquire an additional 10% of the new common stock, which the Company expects would ultimately be distributed to certain creditors of the Company, subject to dilution due to shares issuable upon exercise of these warrants (in the case of the New Common Stock) and under DeepOcean Group Holding’s proposed management incentive plan. The out-of-court restructuring reflects the implementation of this settlement.
Trico Marine’s financial advisors have been Evercore Partners and AP Services, LLC (an affiliated company of AlixPartners, LLP), and its legal advisors have been Vinson & Elkins L.L.P. and Cahill Gordon & Reindel LLP.
About Trico
Trico Marine is a provider of marine support vessels and services. Trico Marine provides a broad range of marine support services to the oil and gas industry through use of its fleet of vessels including the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment, and support for the construction, installation, repair and maintenance of offshore facilities. Trico Marine is headquartered in Houston, Texas and has operations in West Africa, Mexico, Brazil and Southeast Asia. For more information about Trico Marine Services, Inc. visit us on the web at www.tricomarine.com.

Forward-looking Statements
Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on Trico Marine’s current expectations and beliefs concerning future developments and their potential effect on Trico Marine. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Trico Marine will be those that it anticipates. Trico Marine’s forward-looking statements involve significant risks and uncertainties (some of which are beyond its control) and assumptions that could cause actual results to differ materially from its historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: (i) the ability of Trico Supply to implement a debt-for-equity conversion; (ii) Trico Marine’s and its subsidiaries’ ability to continue as a going concern; (iii) Trico Marine’s and its subsidiaries’ ability to obtain court approval with respect to motions in Trico Marine’s chapter 11 cases; (iv) the ability of Trico Marine to confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; (v) the ability of Trico Marine and its subsidiaries to obtain and maintain normal terms with vendors and service providers; (vi) Trico Marine’s ability to maintain contracts that are critical to its operations; (vii) the potential adverse impact of the chapter 11 cases on Trico Marine’s liquidity or results of operations; (viii) the ability of Trico Marine to attract, motivate and/or retain key executives and employees; (ix) the ability of Trico Marine to attract and retain customers; and (x) other risks and factors regarding Trico Marine and its industry identified from time to time in Trico Marine’s reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Trico Marine undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
CONTACTS
Meaghan Repko / Nicholas Lamplough
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449